Exhibit 99.1

NeuroMetrix Reports Q1 2012 Results

Operational and Strategic Progress in Diabetes Business

WALTHAM, Mass.--(BUSINESS WIRE)—April 24, 2012--NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today reported business and financial highlights for the quarter ended March 31, 2012.

The Company reported progress in its emerging diabetes business as it continues to commercialize its initial product, NC-stat® DPNCheck™, a fast, accurate, and quantitative test for the evaluation of systemic neuropathies, such as diabetic peripheral neuropathy (DPN). DPN affects over 50% of people with diabetes. It causes significant morbidity including pain, increased risk of falling, and is the primary trigger for diabetic foot ulcers which may require lower extremity amputations.

Among recent highlights cited were:

•	NC-stat DPNCheck device orders in the first quarter of 2012 totaled 227, a significant increase from 131 device orders in the fourth quarter of 2011. Wal-Mart Canada Corp, a wholly owned subsidiary of Wal-Mart Stores placed an order for devices and biosensors sufficient to outfit 91 of its pharmacies which are staffed by pharmacists also trained as Certified Diabetes Educators. The order was shipped and on-site training was provided in early April. This transaction is the company’s first in the strategically important retail medicine market.
•	Initial biosensor reorders were received from customer accounts who had initiated testing during the fourth quarter of 2011.
•	Revenue from diabetes products increased to $137,000 from $85,000 in the fourth quarter of 2011.
•	Substantial progress was made during the quarter in development of the SENSUS™ Pain Therapy Device, which is intended to be used in the symptomatic relief and management of chronic intractable pain, such as painful diabetic neuropathy, a disabling complication of DPN. These efforts culminated in a 510(k) filing with the Food and Drug Administration (FDA) on April 17, 2012.

“We have an ambitious business plan for 2012 and are off to an encouraging start,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “The combination of our progress in the endocrinology and podiatry markets, the Wal-Mart Canada order, and filing of the SENSUS 510(k), demonstrates our ability to build a successful diabetes franchise focused on DPN.”

The Company reported its financial results for the first quarter of 2012. The Company’s legacy neurodiagnostic business accounts for the majority of its current revenues and is managed to optimize cash flow. Total revenues for the first quarter of 2012 were $2.1 million compared with $2.9 million for the first quarter of 2011. Gross margin in the first quarter of 2012 was 45% of total revenues and included a charge in the amount of $157,000 related primarily to excess inventory of legacy products. The $157,000 charge lowered the gross margin percentage in the first quarter of 2012 by 8.5%. Gross margin in the first quarter of 2011 was 57% of total revenues. Operating expenses for the first quarter of 2012 were $3.7 million, down from $4.4 million in the first quarter of 2011. Net loss for the first quarter of 2012 was $2.8 million, or $0.33 per share. The Company reported a net loss of $2.7 million for the first quarter of 2011, or $0.70 per share, based on the weighted average shares outstanding at that time. NeuroMetrix reported net cash consumption of $2.6 million in the first quarter of 2012 and ended the period with cash resources of $15.2 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, April 24, 2012 at 8:00 a.m., Eastern time, to discuss the Company's business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 866-578-5771 (domestic), or 617-213-8055 (international). The confirmation code is 84902970. The call will also be webcast and will be accessible from the Company's website at http://www.neurometrix.com under the "Investor Relations" tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 47817722.

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About NeuroMetrix

NeuroMetrix is a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes. The Company currently markets products for the detection, diagnosis, and monitoring of diabetic neuropathies such as diabetic peripheral neuropathy and median neuropathy (carpal tunnel syndrome). For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck, our ability to build a successful business focused on diabetic peripheral neuropathy, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, including the expected timing of the launch of our SENSUS product; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for our SENSUS product; and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2012	2011

Revenues	$2,081,542	$2,904,846
Cost of revenues	1,134,944	1,255,575
Gross margin	946,598	1,649,271
Operating expenses:
Research and development	978,066	1,096,822
Sales and marketing	1,534,101	1,874,610
General and administrative	1,191,064	1,382,095
Total operating expenses	3,703,231	4,353,527

Loss from operations	(2,756,633)	(2,704,256)
Interest income	4,298	6,999

Net loss	$(2,752,335)	$(2,697,257)

Net loss per common share, basic and diluted	$(0.33)	$(0.70)

Note: per share amounts have been adjusted to reflect the Company’s
1:6 reverse stock-split which occurred on September 1, 2011.

Condensed Balance Sheets

(Unaudited)

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$15,212,627	$10,290,446
Other current assets	2,441,329	3,204,860
Noncurrent assets	676,869	725,477
Total assets	$18,330,825	$14,220,783

Current liabilities	$2,348,996	$3,012,916
Noncurrent liabilities	111,877	119,346
Stockholders’ equity	15,869,952	11,088,521
Total liabilities and stockholders’ equity	$18,330,825	$14,220,783

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